Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	August 11, 2006
	Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc. Announces

Second Quarter 2006 Earnings

Quarterly Dividend Declared

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended June 30, 2006.

Park Bancorp, Inc. also announced that the Board of Directors has approved a cash dividend of $.18 per share of common stock for the quarter ended June 30, 2006. The dividend will be payable on August 31, 2006 to shareholders of record on August 21, 2006. This is the thirty-first consecutive quarterly dividend paid to shareholders.

Net income for the three months ended June 30, 2006 was $71,000, or $.07 per share, as compared to $394,000, or $.37 per share, for the same period in 2005. The change was due primarily to a decrease in net interest income.

Net interest income before provision for loan losses decreased to $1.5 million for the three months ended June 30, 2006 from $1.9 million for the corresponding period in 2005. Total interest income decreased to $3.1 million for the three months ended June 30, 2006 from $3.4 million for the corresponding period in 2005 due to a decrease in interest-earnings assets offset by higher yields on assets. Total interest expense increased to $1.6 million for the three months ended June 30, 2006, from $1.4 million for the quarter ended June 30, 2005 due to higher rates paid on deposits and borrowings offset by a decrease in interest-bearing liabilities.

Non-interest income decreased to $130,000 for the quarter ended June 30, 2006, from $183,000 for the quarter ended June 30, 2005. The change was primarily due to a decrease in gains on sale of securities in 2006 as compared to 2005.

Non-interest expense increased to $1.6 million for the quarter ended June 30, 2006, compared to $1.5 million for the corresponding three month period in 2005. The change was primarily due to legal expense on non-performing loans and losses from a limited partnership.

Total assets at June 30, 2006 were $235.6 million, compared to $239.7 million at March 31, 2006. The change was due to a decrease in securities and loans receivable offset by an increase in interest bearing deposits.

The loan portfolio decreased to $153.1 million at June 30, 2006, from $157.2 million at March 31, 2006. The change was due to a decrease in lines of credit and the reduction of principal in participation loans. During the same period, non-performing assets decreased to $3.7 million, or 1.58% of assets, from $4.0 million, or 1.68% of assets.

Deposit accounts increased to $148.9 million at June 30, 2006, from $148.5 million at March 31, 2006. The change was due to an increase in certificates of deposit and money market accounts offset by a decrease in checking and passbook accounts.

Borrowings decreased to $53.3 million at June 30, 2006 from $57.9 million at March 31, 2006. The change was due to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at June 30, 2006 was $29.7 million, which is equivalent to 12.58% of total assets. Book value at June 30, 2006 was $27.66 per share. The decrease in stockholders’ equity from March 31, 2006 was attributable to an unrealized loss in the available-for-sale portfolio and dividends paid offset by net income for the Company.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	June 30, 2006	December 31, 2005	June 30, 2005
Selected Financial Data:
Total assets	$235,630	$239,468	$257,025
Loans receivable, net	153,149	158,709	164,101
Interest bearing deposits	10,778	663	7,644
Securities	52,679	59,930	66,125
Deposits	148,886	149,004	159,825
Borrowings	53,266	56,721	62,974
Total stockholders’ equity	29,681	29,902	30,607
Book value per share[1]	27.66	27.97	28.87

Non-accrual loans	$2,787	$4,744	$4,295
Real estate owned	931	132	89
Non-performing assets	3,718	4,876	4,384
Non-performing assets to total assets	1.58%	2.04%	1.71%
Allowance for loan loss	$1,432	$2,368	$1,374
Allowance for loan loss to gross loans receivable	.92%	1.41%	.81%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Selected Operating Data:
Interest income	$3,097	$3,376	$6,226	$6,646
Interest expense	1,608	1,447	3,170	2,846

Net interest income before provision for loan losses	1,489	1,929	3,056	3,800
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,489	1,929	3,056	3,800
Non-interest income	130	183	361	313
Non-interest expense	1,552	1,522	3,244	3,067

Income before income taxes	67	590	173	1,046
Income tax expense	-4	196	3	352

Net income	$71	$394	$170	$694

Selected Performance Ratios:[1]
Return on average assets	0.12%	0.61%	0.14%	0.53%
Return on average equity	0.96%	5.17%	1.14%	4.52%
Average equity to average assets	12.56%	11.77%	12.53%	11.70%
Equity to total assets at end of period	12.60%	11.91%	12.60%	11.91%
Average interest rate spread	2.52%	3.06%	2.58%	2.96%
Net interest margin	2.73%	3.22%	2.79%	3.12%
Average interest-earning assets to average interest-bearing liabilities	107.22%	106.57%	107.24%	106.84%
Non-interest expense to average assets	2.57%	2.35%	2.73%	2.34%
Efficiency ratio	95.86%	72.06%	94.94%	74.57%

[1]	Ratios are annualized.